EXHIBIT 99.1

Contact:	Joel S. Marcus
Chairman/Chief Executive Officer
Alexandria Real Estate Equities, Inc.
(626) 578-9693

ALEXANDRIA REAL ESTATE EQUITIES, INC. ANNOUNCES

$175 MILLION OFFERING OF SENIOR CONVERTIBLE NOTES DUE 2029

PASADENA, CA. — April 21, 2009 — Alexandria Real Estate Equities, Inc. (NYSE:ARE) announced today that it has commenced a private offering, subject to market conditions, of $175 million aggregate principal amount of senior convertible notes due 2029. The Company also expects to grant the initial purchasers a 30-day option to purchase up to an additional $25 million aggregate principal amount of the notes. The notes will be unsecured obligations of the Company, convertible under certain circumstances into cash, shares of the Company’s common stock, or a combination of both, at the Company’s election. The interest rate, conversion rate and other terms of the notes will be determined by negotiations between the Company and the initial purchasers of the notes.

The Company intends to use the net proceeds from this offering to reduce the outstanding balance on its unsecured line of credit. The Company may borrow funds under its unsecured line of credit to repurchase certain of its outstanding convertible notes and pay down a portion of its senior secured term loan. The Company may then also borrow from time to time under its unsecured line of credit to provide funds for general working capital and other corporate purposes, including the repayment of debt and selective redevelopment or development of life science properties.

The notes will be sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes and any shares of the Company’s common stock that may be issued upon conversion of the notes have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. This press release is issued pursuant to Rule 135c under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include, without limitation, statements regarding the Company’s offering of notes (including an over-allotment option) and its intended use of the proceeds.  These forward-looking statements are based on the Company’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur.  Actual results may differ materially from those contained in or implied by the Company’s forward-looking statements as a result of a variety of factors, including, without limitation, the risks and uncertainties detailed in its filings with the Securities and Exchange Commission.  All forward-looking statements are made as of today, and the Company assumes no obligation to update this information.  For more discussion relating to risks and uncertainties that could cause actual results to differ materially from those anticipated in the Company’s forward-looking statements, and risks and uncertainties to the Company’s business in general, please refer to the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and any subsequent quarterly reports on Form 10-Q.

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